EXHIBIT 10.5

AMENDED AND RESTATED
ASHLAND INC.
SUPPLEMENTAL EARLY RETIREMENT PLAN
FOR CERTAIN EMPLOYEES
Generally Effective as of January 1, 2011

ARTICLE I.  PURPOSE AND EFFECTIVE DATE.
1.01	Purpose

The purpose of the Plan is to allow designated employees to retire prior to their sixty-fifth birthday without an immediate substantial loss of income.  This Plan is a supplemental retirement arrangement for a select group of management.

1.02	Effective Date

The Amended and Restated Ashland Inc. Supplemental Early Retirement Plan for Certain Employees is effective January 1, 2011, except as otherwise provided.  This amended and restated Plan supersedes all prior versions of this Plan that were effective before January 1, 2011 with respect to Effective Retirement Dates that occur on or after such date, except as may otherwise be provided herein.  The rights and obligations of former Employees receiving Plan benefits before January 1, 2011 shall be governed by the terms of the Plan in effect at the time of each such former Employee’s Effective Retirement Date or at the time such an Employee otherwise ceased to be an Employee.  Notwithstanding anything herein to the contrary, amendments to the Plan that were executed since July 1, 2003 through the date of the adoption of this amendment and restatement shall continue to apply hereafter according to their respective terms; provided, however, that Amendment No. 1 to the Eleventh restatement of the Plan that was effective December 31, 2004 shall be null and void and treated as though never adopted.

ARTICLE II. DEFINITIONS.
The following terms used herein shall have the following meanings unless the context otherwise requires:
2.01	“Age” - means the age of an Employee as of his or her last birthday, except as may otherwise be provided under Sections 5.01 and 5.02 in the event of a Change in Control.
2.02
“Annual Retirement Income” - means the lifetime annual income that would be payable to a Participant that is converted to the equivalent lump sum benefit payable under this Plan by Ashland commencing on such Participant’s Effective Retirement Date, subject to the provisions of Section 5.04.

2.03	“Ashland” - means Ashland Inc. and its present or future subsidiary corporations.
2.04	“Board” - means the Board of Directors of Ashland and its designees.

2.05
“Change in Control” –shall be deemed to occur (1) upon approval of the shareholders of Ashland (or if such approval is not required, upon the approval of the Board) of (A) any consolidation or merger of the Company (a “Business Combination”), other than a consolidation or merger of the Company into or with a direct or indirect wholly-owned subsidiary, in which the shareholders of the Company own, directly or indirectly, less than 50% of the then outstanding shares of common stock of the Business Combination that are entitled to vote generally for the election of directors of the Business Combination or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Ashland, provided, however, that no sale, lease, exchange or other transfer of all or substantially all the assets of Ashland shall be deemed to occur unless assets constituting 80% of the total assets of Ashland are transferred pursuant to such sale, lease exchange or other transfer, or (C) adoption of any plan or proposal for the liquidation or dissolution of Ashland, (2) when any person (as defined in Section 3(a)(9) or 13(d) of the Exchange Act), other than Ashland or any subsidiary or employee benefit plan or trust maintained by Ashland, shall become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 25% of Ashland’s Common Stock outstanding at the time, without the approval of the Board, or (3) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Ashland’s shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

2.06
“Change in Control Agreements” - means those contractual agreements, in effect from time to time, which are approved by the Board and which provide an Employee with benefits in the event of a change in control as defined in such agreement or other benefits that may be included in such an agreement.

2.07	“Committee” - means the Personnel and Compensation Committee of the Board and its designees.
2.08	“Continuous Service” – means Continuous Service as defined in the Pension Plan, except as the determination of Continuous Service is modified for purposes of this Plan.

2.09	“Effective Retirement Date” – means:
(a)
In General.  The Effective Retirement Date of an Employee that is a Participant under Section 3.01 is whichever of the following applies, so long as the Participant has at least five years of Continuous Service.

(1)	The Effective Retirement Date is the first day of the month following the date a Participant incurs a Termination of Employment -
(i)	on or after the date the sum of the Participant’s Age and Continuous Service is 80; or
(ii)	on or after the date the Participant attains Age 55.
(2)
The Effective Retirement Date of a Participant that incurs a Termination of Employment before the dates specified in (1) above is the first day of the month following the date the Participant attains Age 55.

(b)
Change in Control.  The Effective Retirement Date in the event of a Change in Control of a Participant considered to be a Level I or II Participant who has a Change in Control Agreement shall be the first day of the month following (i) such Participant’s termination for reasons other than “Cause” or (ii) such Participant’s resignation for “Good Reason” (as they are defined in the applicable Change in Control Agreement).  The Effective Retirement Date in the event of a Change in Control of a Participant considered to be a Level III, IV or V Participant, or who is considered to be a Level I or II Participant and who does not have a Change in Control Agreement, shall be the first day of the month following such Participant’s termination for reasons other than “Cause”.  For Participant’s who do not have a Change in Control Agreement with Ashland, “Cause” shall have the meaning given to that word in Section 3.02.  In the event a Change in Control, all Participants shall be completely vested in their Plan benefits, regardless of the number of their years of Continuous Service

2.10	“Employee” – means, a common law employee of Ashland who is paid on the United States payroll of Ashland Inc.
2.11
“Final Average Bonus” - means the Participant’s average bonus paid under the Incentive Compensation Plan (including amounts that may have been deferred) during the highest thirty-six (36) months out of the final eighty-four-month (84) period.  The calculation of the eighty-four month period shall be measured back from the Participant’s Termination of Employment that is nearest to or which is coincident with the Participant’s Effective Retirement Date.  If the Participant becomes classified below a Level V Employee before the Termination of Employment identified in the preceding sentence, then the date of such change in classification is substituted for the said Termination Date.  For these purposes, the “bonus paid” for a particular month within a particular fiscal year under such plan shall be equal to the amount of such bonus actually paid (regardless of the date paid, but excluding any adjustment for the deferral of such payment) to such Participant on account of such fiscal year divided by the number of months contained in such fiscal year which were used in determining the amount of such bonus actually paid to such Participant.  The bonus paid that is used to compute the average described in this Section 2.11 shall only be a bonus that is paid to the Participant when such Participant is considered a Level III, IV or V Participant.

2.12
“Final Average Compensation” - means the average total compensation paid during the highest paid month period (whether or not consecutive) as determined by the following chart out of the final month period (whether or not consecutive) as determined by the following chart:

Termination of Employment:	Highest Paid Month Period	Final Month Period
January 2011	36 months	84 months
February 2011	37 months	85 months
March 2011	38 months	86 months
April 2011	39 months	87 months
May 2011	40 months	88 months
June 2011	41 months	89 months
July 2011	42 months	90 months
August 2011	43 months	91 months
September 2011	44 months	92 months
October 2011	45 months	93 months
November 2011	46 months	94 months
December 2011	47 months	95 months
January 2012 to December 2015	48 months	96 months
January 2016	48 months	107 months
February 2016	49 months	108 months
March 2016	50 months	109 months
April 2016	51 months	110 months
May 2016	52 months	112 months
June 2016	53 months	113 months
July 2016	54 months	114 months
August 2016	55 months	115 months
September 2016	56 months	116 months

October 2016	57 months	117 months
November 2016	58 months	118 months
December 2016	59months	119 months
January 2017 and after	60 months	120 months

The calculation of the final period shall be measured back from the Participant’s Termination of Employment that is nearest to or which is coincident with the Participant’s Effective Retirement Date.  If the Participant becomes classified below a Level II Employee before the Termination of Employment identified in the preceding sentence, then the date of such change in classification is substituted for the said Termination Date.  For these purposes, “total compensation paid” is the sum of the “compensation paid” and the “bonus paid” during a particular month. “Compensation paid” shall be the base rate of compensation for such Participant in effect on the first day of such calendar month.  “Bonus paid” shall have the same meaning as set forth in Section 2.11.  In the event a payment is due under the Plan after a Change in Control because the Participant was terminated other than for “Cause” or resigned for “Good Reason,” the calculation of Final Average Compensation shall include the amount paid under such Participant’s Change in Control Agreement.  The amount so paid shall be divided by 36 to derive the monthly “total compensation paid” it represents.  The total compensation paid that is used compute the average described in this Section 2.12 shall only be total compensation that is paid to the Participant when such Participant is considered a Level I or II Participant.  With respect to any Employee who becomes a Participant in the Plan on or after January 1, 2011, the total compensation paid that is used to compute the average in this Section 2.12 shall only be the bonus paid during a particular month.
2.13	“Hercules Employee” - means an Employee originally hired by Hercules Inc. or its subsidiary.
2.14	“Incentive Compensation Plan” - means the annual bonus paid to Employees in base salary pay band grades 21 and above under the applicable incentive compensation plan.
2.15	“LESOP” - means the Ashland Inc. Leveraged Employee Stock Ownership Plan.
2.16
“Level I, II, III, IV or V Participant or Employee” – means, the following corresponding base salary pay band grades on the records of the Company or any succeeding equivalent compensation grade designations:

Level	Base Salary Pay Band Grade
Level I	27-30
Level II	25-26
Level III	23-24
Level IV	22

Level V	21

2.17
“Participant” – means an Employee that meets the applicable requirements of Article III and who has not incurred a Termination of Employment for Cause, as defined in Section 3.02.  A former Employee that did not incur a Termination of Employment for Cause and who has a benefit being paid or payable from the Plan is also a Participant.  The term Participant includes Transition Participants, unless the context otherwise requires or unless expressly otherwise provided.

2.18	“Pension Plan” - means the Ashland Hercules Pension Plan.
2.19	“Plan” - means the Amended and Restated Ashland Inc. Supplemental Early Retirement Plan for Certain Employees, generally effective as of January 1, 2011, as set forth herein.
2.20
“Service” - means the number of years and fractional years of employment by Ashland of an Employee, measured from the first day of the month coincident with or next succeeding his or her initial date of employment up to and including the earlier of such Employee's termination from employment or Effective Retirement Date.  For purposes of this Section 2.17, Service shall include an Employee’s employment with a subsidiary or an affiliate of Ashland determined in accordance with rules from time to time adopted or approved by the Board, or its delegate; provided, however, that Service for purposes of computing the amount of the benefit payable under the Plan shall not include any period of employment with a corporation or other business entity before such corporation or other business entity became an affiliate of Ashland Inc., as determined by the Board or its delegate. Service shall be calculated based on the rules for calculating Periods of Service under the Pension Plan, except as the determination of Service is modified for purposes of this Plan or under any other document that either directly or indirectly references the calculation of Service for purposes of the Plan.  Notwithstanding the foregoing, with respect to any Hercules Employee, Service shall be measured from January 1, 2011.

2.21
“Specified Employee” - means, for a particular calendar year, any Employee who was at anytime during the 12 months ending on the December 31 preceding the start of the particular calendar year (the Specified Employee identification date) classified on the records of Ashland as being in base salary pay band grade 23 or higher.  Such an Employee shall be classified as a Specified Employee as of January 1 of the particular calendar year (the Specified Employee effective date) and shall remain classified as such for the entirety of such calendar year.  Notwithstanding anything to the contrary, no more than 200 Employees may be classified as Specified Employees for any calendar year.  Unless otherwise provided in the particular document, this definition of Specified Employee shall apply to all plans, programs, contracts, agreements and other arrangements maintained by the Company that are subject to Code section 409A.

2.22
“Termination of Employment” – means a termination from employment resulting in a cessation of performing active service for Ashland (other than by reason of death or disability).  An Employee is considered to incur a Termination of Employment on the date the Employee terminates employment with Ashland or when it is reasonably anticipated that the Employee's services to Ashland will permanently decrease to 20% or less of the average amount of services performed for Ashland during the immediately preceding 36 month period (or period of total employment if less than 36 months).  Notwithstanding anything in the foregoing to the contrary, a Termination of Employment does not occur as a result of military leave, sick leave or other bona fide leave of absence not exceeding six months or the period during which the Employee retains a right to reemployment.

2.23	“Transition Participant” - means the Employees on June 30, 2003 that were in an employment classification that potentially made them eligible for the Plan and that –
(a)           were at least age 55 on June 30, 2003; or
(b)           the sum of whose Age and Continuous Service was 80.
Transition Participants shall remain subject to the terms of the Plan in effect before July 1, 2003 addressing the calculation and amount of benefits.  These Employees shall, however, be subject to the other changes that became effective thereafter and that apply to them as provided in the Plan as amended from time to time, such as those addressing the vesting of benefits and the change to the Effective Retirement Date.
ARTICLE III.	PARTICIPATION IN PLAN.
Eligibility for benefits shall be determined as follows:
3.01	Participation after January 1, 2011
Any Employee who was a Participant in the Plan as of December 31, 2010 shall continue to participate in the Plan.  Effective as of January 1, 2011, any Employee who participated in the Pension Plan but was not eligible for the Retirement Growth Account under Section 3.3 of said plan and is classified as a Level I, II, III, IV or V Employee shall participate in the Plan.  After earning five years of Continuous Service, whenever earned, a Participant shall be completely vested in the applicable benefit under Plan.  The determination of whether a Level III, IV or V Employee receives a reduced benefit for commencement before age 62 under Section 5.02(c) is made based on the Employee’s deemed status on the Effective Retirement Date.  Notwithstanding such vesting, a Participant forfeits the right to receive any benefit under this Plan if the Participant incurs a Termination of Employment for Cause, as defined in Section 3.02.  A Participant may also forfeit the right to the Plan benefit and may have to repay a prior distribution pursuant to the provisions of Section 4.02.  Participation in the Plan is not subject to an election by an Employee.  Participation is automatic and is based on the Employee’s status on Ashland’s records at the applicable time.

3.02	Termination for Cause
Ashland reserves the right to terminate any Participant for “Cause” prior to his or her Effective Retirement Date, with a resulting forfeiture of the payment of benefits under the Plan.  Ashland also reserves the right to terminate any Participant’s participation in the Plan for “Cause” subsequent to his or her Effective Retirement Date.  For purposes of this Section 3.02, “Cause” shall mean the willful and continuous failure of a Participant to substantially perform his or her duties to Ashland (other than any such failure resulting from incapacity due to physical or mental illness), or the willful engaging by a Participant in gross misconduct materially and demonstrably injurious to Ashland, each to be determined by Ashland in its sole discretion.
3.03	Automatic Vesting for Change in Control
Subject to the provisions of Article VI, in the event of a Change in Control (as defined in Section 2.05), an Employee who is deemed to be a Level I, II, III, IV or V Participant shall automatically be completely vested in his or her benefits, regardless of the number of years of Continuous Service.
ARTICLE IV. INTERACTION WITH CHANGE IN CONTROL AGREEMENTS.
4.01	Terminations - General
Notwithstanding any provision of this Plan to the contrary, an Employee who has entered into an Change in Control Agreement with Ashland and who is terminated without “Cause” or resigns for “Good Reason” following a “change in control of Ashland” (each quoted term as defined in the applicable Change in Control Agreement) shall be entitled to receive the benefits as provided pursuant to this Plan.  Benefits payable hereunder in such a situation shall be calculated in accordance with the payment option elected by the Employee.
4.02	Subsequent Activity in Conflict with Ashland
The provisions of this Section 4.02 shall apply to Level I, II, III, IV and V Participants, regardless of whether such a Participant has a Change in Control Agreement; except that the provisions of this Section 4.02 shall not apply to any Participant after a Change in Control.  If a Participant accepts, during a period of five (5) years subsequent to his or her Effective Retirement Date, or Termination of Employment, if earlier, any consulting or employment activity which is in direct and substantial conflict with the business of Ashland at such time (such determination regarding conflicting activity to be made in the sole discretion of the Board), he or she shall be considered in breach of the provisions of this Section 4.02; provided, however, he or she shall not be restricted in any manner with respect to any other non-conflicting activity in which he or she is engaged.

If a Participant wishes to accept employment or consulting activity which may be prohibited under this Section 4.02, such Participant may submit to Ashland written notice (Attention: Vice President Human Resources and Communications or any successor position thereto) of his or her wish to accept such employment or consulting activity.  If within ten (10) business days following receipt of such notice Ashland does not notify the Participant in writing of Ashland’s objection to his or her accepting such employment or consulting activity, then such Participant shall be free to accept such employment or consulting activity for the period of time and upon the basis set forth in his or her written request.
In the event the provisions of this Section 4.02 are breached by a Participant, the Participant shall not be entitled to any additional payments hereunder (whether directly from this Plan or from a SERP Account for such Participant from the Ashland Inc. Deferred Compensation Plan for Employees (2005)) and shall be liable to repay to Ashland all amounts such Participant received prior to such breach.  If a Participant who breaches the provisions of this Section 4.02 received a lump sum distribution of his or her benefit prior to such breach, such Participant shall be liable to repay to Ashland the amount of such distribution.  If a Participant who breaches the provisions of this Section 4.02 deferred all or any part of a lump sum distribution hereunder to the Ashland Inc. Deferred Compensation Plan for Employees (2005), the amount so deferred shall be forfeited, and if any amount of the amount so deferred was distributed from the Ashland Inc. Deferred Compensation Plan for Employees (2005) before the breach occurred, the amount so distributed shall be repaid to Ashland.  Any repayment of benefits hereunder shall be assessed interest at the rate applicable for the calculation of a lump sum payment under Section 5.04(b) for the month in which the breach occurs, with such interest compounded monthly from the month in which the breach occurs to the month in which such repayment is made to Ashland.  Ashland shall have available to it all other remedies at law and equity to remedy a breach of this Section 4.02.

ARTICLE V. RETIREMENT INCOME AND OTHER BENEFITS.
5.01	LEVELS I AND II.
(a) Transition Participants. The Transition Participants who are Level I or II Participants are eligible to receive Annual Retirement Income equal to:

(1)	Pre-Age 62 Benefit
A Transition Participant who retires under this Plan, including a Transition Participant to whom the provisions of paragraph (b) of this Section 5.01 apply, shall receive an Annual Retirement Income lump sum benefit for the period from and after the first day of the calendar month next following his or her Effective Retirement Date until the end of the month in which he or she attains age 62 equal to the greater of (1) the amounts provided in the following schedule or (2) 50% of Final Average Compensation. Notwithstanding the previous sentence, in the event such Transition Participant retired with less than 20 years of Service, such Annual Retirement Income lump sum benefit amount shall be multiplied by a fraction (A) the numerator of which is such Transition Participant’s years of and fractional years of Service, and (B) the denominator of which is twenty (20).

Retirement			% of Compensation
1st	-	Year After Effective Retirement Date	75%
2nd	-	"	70%
3rd	-	"	65%
4th	-	"	60%
5th	-	"	55%
6th	-	Year and thereafter to Age 62	50%

For purposes of this Section 5.01(a), “% of Compensation” shall mean the annualized average of the Transition Participant’s base monthly compensation rates (excluding incentive awards, bonuses, and any other form of extraordinary compensation) in effect with respect to Ashland on the first day of the thirty-six (36) consecutive calendar months which will give the highest average out of the one-hundred twenty (120) consecutive calendar month period ending on the Transition Participant’s Effective Retirement Date.

(2)	Age 62 Benefit and Thereafter

From and after the first day of the calendar month next following his or her Effective Retirement Date, or the attainment of age 62, whichever is later, the Transition Participant’s Annual Retirement Income lump sum benefit amount shall be equal to 50% of Final Average Compensation; provided, however, that in the event such Transition

Participant retired with less than 20 years of Service, such Annual Retirement Income shall be 50% of Final Average Compensation multiplied by a fraction (A) the numerator of which is such Transition Participant’s years of and fractional years of Service, and (B) the denominator of which is twenty (20).
(3)	Benefit Reduction
The amount of benefit provided in paragraphs (1) and (2) of this Section 5.01 shall be reduced by the sum of the following:
(A)
the Transition Participant’s benefit under the Pension Plan (assuming 50% of such Transition Participant’s account under the LESOP were transferred to the Pension Plan, as allowed under the terms of each of the said plans and disregarding any benefit assignment under an approved qualified domestic relations order affecting either the Pension Plan or the LESOP), determined on the basis of a single life annuity form of benefit;

(B)
the Transition Participant’s benefit under any other defined benefit pension plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended which is maintained by Ashland, determined by disregarding any benefit assignment under an approved qualified domestic relations order and on the basis of a single life annuity form of benefit (said plans referred to in sub-paragraphs (1) and (2) of this paragraph (c) are hereinafter referred to jointly and severally as the “Affected Plans”);

(C)	the Transition Participant’s benefit under the Ashland Inc. Nonqualified Excess Benefit Pension Plan, determined on the basis of a single life annuity form of benefit; and
(D)
the Transition Participant’s benefit under the Ashland Inc. ERISA Forfeiture Plan attributable to amounts which were forfeited under the LESOP, multiplied by 50%, and determined on the basis of a single life annuity benefit.

Because a Transition Participant’s benefit hereunder is payable as a lump sum, the reduction to such benefit shall be calculated based upon the lump sum actuarial present value of the benefits referred to in subparagraphs (A)-(D) of this paragraph (3).  Such calculation shall be conducted on the basis that the benefits referred to in said subparagraphs (A)-(D) commence at the same time as of which the benefit in this Plan is paid as a lump sum, using the Transition Participant’s attained age at the time of such commencement, unless otherwise required in paragraph (d) of this Section 5.01.

(b)	Benefit After a Change in Control
(1)
Participants Having Change in Control Agreements.  A Participant having a Change in Control Agreement who either is terminated without “Cause” or resigns for “Good Reason” after a Change in Control shall have the benefit payable under this Section 5.01 computed by adding 3 years to the Participant’s Age and Service at the Participant’s Effective Retirement Date.  These additions to Age and Service shall, except as otherwise provided, apply for purposes of computing the single life annuity payment to the Participant that is converted to Annual Retirement Income lump sum benefit amount, if applicable.  A Participant subject to this paragraph (b)(1) whose Effective Retirement Date occurs before attaining an actual age of 55 shall have the 3 year addition to Age apply when converting the single life annuity amount (if applicable) to the Annual Retirement Income lump sum benefit amount.  If the Effective Retirement Date of a Participant subject to this paragraph (b)(1) occurs on or after the Participant attains an actual age of 55, then the Participant's actual age shall be used when making such a conversion.  Notwithstanding anything to the contrary contained herein, when converting a Participant's single life annuity (if applicable) to the lump sum payment, the Participant's actual age shall be used without reference to the additional 3 years.  If the addition of 3 years to the Participant’s age results in an Age less than 55 and the Participant commences the benefit, the amount of the benefit shall be adjusted to account for the fact it is paid before the Participant’s attainment of Age 55.  This adjustment shall be based upon the early retirement table in Section 6.2 of the Ashland Inc. and Affiliates Pension Plan as it existed on September 30, 1999.  When applying this table under these circumstances, age 55 shall be substituted for age 62 and adjustments for ages younger than those on the table shall be reasonably determined by an actuary or actuarial firm who regularly performs services in connection with the Plan.

(2)
Participants Without Change in Control Agreements.  A Participant without a Change in Control Agreement who is terminated without “Cause” after a Change in Control shall have the benefit payable under this Section 5.01 computed by adding the applicable amount to the Participant’s Age and Service at the Participant’s Effective Retirement Date.  For these purposes, the applicable amount is derived from the following table.

Length of Participant’s Service at Separation from Employment	Number of Years (the Applicable Amount)
Up to 5 years	3 months
More than 5 and up to 10 years	6 months
More than 10 and up to 15 years	1 year
More than 15 and up to 20 years	1 year and 6 months
More than 20 years	2 years

These additions to Age and Service shall, except as otherwise provided, apply for purposes of computing the single life annuity payment (if applicable) to the Participant that would be converted to the Annual Retirement Income lump sum benefit amount.  A Participant subject to this paragraph (b)(2) whose Effective Retirement Date occurs before attaining an actual age of 55 shall have the applicable amount added to such Participant’s Age apply when converting the single life annuity amount (if applicable) to the Annual Retirement Income lump sum benefit amount.  If the Effective Retirement Date of a Participant subject to this paragraph (b)(2) occurs on or after the Participant attains an actual age of 55, then the Participant's actual age shall be used when making such a conversion.  Notwithstanding anything to the contrary contained herein, when converting a Participant's single life annuity (if applicable) to a lump sum payment option, the Participant's actual age shall be used without reference to the addition of the applicable amount.  If the addition of the applicable amount to the Participant’s age results in an Age less than 55 and the Participant commences the benefit, the amount of the benefit shall be adjusted to account for the fact it is paid before the Participant’s attainment of Age 55.  This adjustment shall be based upon the early retirement table in Section 6.2 of the Ashland Inc. and Affiliates Pension Plan as it existed on September 30, 1999.  When applying this table under these circumstances, age 55 shall be substituted for age 62 and adjustments for ages younger than those on the table shall be reasonably determined by an actuary or actuarial firm who regularly performs services in connection with the Plan.

(c)
Benefit after June 30, 2003.   Subject to the applicable provisions of paragraph (b) above, the vested benefit payable to a Participant on the Effective Retirement Date for the period such Participant was deemed classified as a Level I or II Participant is equal to 25% of Final Average Compensation multiplied by years of Service not to exceed 20 years of Service.  Service includes full and fractional years.  There is no reduction for commencement before age 62 and there is no increase for commencement after age 62.  The normal form of the benefit so computed is a single lump sum payment.  The benefit so payable shall be reduced by the actuarially equivalent (as defined below) lump sum benefit from the following plans from which the Participant is entitled to a distribution:
(1)
the Pension Plan (assuming 50% of such Participant’s account – if any - under the LESOP were transferred to the Pension Plan, as allowed under the terms of each of the said plans and disregarding any benefit assignment under an approved qualified domestic relations order affecting either the Pension Plan or the LESOP);

(2)
the benefit under any other defined benefit pension plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended which is maintained by Ashland, determined by disregarding any benefit assignment under an approved qualified domestic relations order (said plans referred to in sub-paragraphs (1) and (2) of this paragraph (c) are hereinafter referred to jointly and severally as the “Affected Plans”);

(3)	the benefit under the Ashland Inc. Nonqualified Excess Benefit Pension Plan; and
(4)	the benefit under the Ashland Inc. ERISA Forfeiture Plan attributable to amounts which were forfeited under the Ashland Inc. Leveraged Employee Stock Ownership Plan, multiplied by 50%.
An interest rate assumption of 8% and the Section 415/417 Mortality Table in the Pension Plan shall be used for purposes of computing the actuarial equivalence of the reductions in the above numbered paragraphs, except for computing the actuarial equivalence of the benefit under the Ashland Inc. Nonqualified Excess Benefit Pension Plan under above paragraph (3).  Effective for Effective Retirement Dates on and after October 1, 2007, the computation under said paragraph (3) shall be conducted using the same assumptions as apply to the computation of the benefit payable under the Ashland Inc. Nonqualified Excess Benefit Pension Plan.  Actuarial equivalence shall be determined as of the Effective Retirement Date.

(d)	Changes in Status.
(1)
Subject to the applicable provisions of paragraph (b) above, a Participant that earned a benefit under this Section 5.01 and that also earned a benefit under Section 5.02 shall receive the greater of the two benefits produced.

(2)
If a Participant that earns a benefit hereunder is not considered to be a Level I, II, III, IV or V Participant on the earlier of the Participant’s Effective Retirement Date or Termination of Employment, then the Service after such Participant ceased to be considered a Level I, II, III, IV or V Participant shall be disregarded for purposes of computing the benefit payable under the Plan. In that event, the only Service that shall be counted for purposes of computing the benefit payable under the Plan shall be the Service the Participant earned while considered to be a Level I, II, III, IV or V Participant. Notwithstanding anything in the foregoing to the contrary, such a Participant shall be credited with a minimum of five years of Service, so long as such Participant has at least five years of Continuous Service.

(e)
Specified Employee.  Notwithstanding anything contained in the Plan to the contrary, a Transition Participant or a Participant who is a Specified Employee shall have the distribution of his or her benefit which is made on account of a Termination of Employment commence on a date that is not earlier than six months after his or her Termination of Employment.

5.02	LEVELS III, IV AND V.
(a)	General

The Annual Retirement Income lump sum benefit amount of a Transition Participant (including a Transition Participant to whom the provisions of paragraph (b) of this Section 5.02 apply) who on his or her Effective Retirement Date was deemed to be a Level III, IV, or V Participant shall, from and after the first day of the calendar month next following his or her 62nd birthday, be equal to 50% of the Transition Participant’s Final Average Bonus; provided, however, that in the event such Transition Participant retired with less than 20 years of Service, such Annual Retirement Income after age 62 shall be 50% of Final Average Bonus multiplied by a fraction (A) the numerator of which is such Participant’s years of and fractional years of Service, and (B) the denominator of which is twenty (20).  Although a Transition Participant may elect to commence benefits under this Plan upon his or her Effective Retirement Date, there shall be an actuarial adjustment (consistent with that applied under Ashland’s qualified pension plan, as from time to time in effect) for Participants receiving benefits under this Section 5.02 whose Effective Retirement Date is prior to age 62.

(b)     Benefit After a Change in Control
A Participant who is terminated other than for “Cause” after a Change in Control shall have the benefit payable under this Section 5.02 computed by adding to the Participant’s Age and Service at the Participant’s Effective Retirement Date the number of years equal to the applicable amount for the Participant derived from the following table.

Length of Participant’s Service at Separation from Employment	Number of Years (the Applicable Amount)
Up to 5 years	3 months
More than 5 and up to 10 years	6 months
More than 10 and up to 15 years	1 year
More than 15 and up to 20years	1 year and 6 months
More than 20 years	2 years

These additions to Age and Service shall, except as otherwise provided, apply for purposes of computing the single life annuity payment (if applicable) to the Participant that would be converted to the Annual Retirement Income lump sum benefit amount.  A Participant subject to this paragraph (b) whose Effective Retirement Date occurs before attaining an actual age of 62 shall have the applicable amount from the table hereinabove added to his or her Age apply when converting the single life annuity amount (if applicable) to the Annual Retirement Income lump sum benefit amount.  If the Effective Retirement Date of a Participant subject to this paragraph (b) occurs on or after the Participant attains an actual age of 62, then the Participant's actual age shall be used when making such a conversion.  Notwithstanding anything to the contrary contained herein, when converting a Participant's single life annuity (if applicable) to the lump sum payment, the Participant's actual age shall be used without reference to the applicable amount derived from the table hereinabove.  If the addition of the applicable amount from the table hereinabove to the Participant’s age results in an Age less than 62 and the Participant commences the benefit, the amount of the benefit shall be adjusted to account for the fact it is paid before the Participant’s attainment of Age 62.  This adjustment shall be based upon the early retirement table in Section 6.2 of the Ashland Inc. and Affiliates Pension Plan as it existed on September 30, 1999, and adjustments for ages younger than those on the table shall be reasonably determined by an actuary or actuarial firm who regularly performs services in connection with the Plan.
(c)	Benefit after June 30, 2003. Subject to the applicable provisions of paragraph (b) above, the vested benefit payable to a Participant on the Effective Retirement Date for

the period such Participant was deemed classified as a Level III, IV or V Participant is equal to 25% of Final Average Bonus multiplied by years of Service not to exceed 20 years of Service.  Service includes full and fractional years.  There is no reduction for commencement before age 62 for Participants deemed classified as a Level III Participant at the Effective Retirement Date.  There is no increase for commencement after age 62 for any Participant.  There is an actuarial reduction to the benefit of a Participant that is deemed classified as a Level IV or V Participant at the Effective Retirement Date.  The actuarial reduction shall be made on the same basis as in the Pension Plan for the early commencement of a benefit in Articles 5, 6, and 7, as applicable.  The appropriate actuarial reduction shall be determined as of the Effective Retirement Date.  The normal form of the benefit so computed under this paragraph (c) is a single lump sum payment.
(d)	Changes in Status.
(1)
Subject to the applicable provisions of paragraph (b) above, a Participant that earned a benefit under Section 5.02 and that also earned a benefit under Section 5.01 shall receive the greater of the two benefits produced.

(2)
If a Participant that earns a benefit hereunder is not considered to be a Level I, II, III, IV or V Participant on the earlier of the Participant’s Effective Retirement Date or Termination of Employment, then the Service after such Participant ceased to be considered a Level I, II, III, IV or V Participant shall be disregarded for purposes of computing the benefit payable under the Plan.  In that event, the only Service that shall be counted for purposes of computing the benefit payable under the Plan shall be the Service the Participant earned while considered to be a Level I, II, III, IV or V Participant.  Notwithstanding anything in the foregoing to the contrary, such a Participant shall be credited with a minimum of five years of Service, so long as such Participant has at least five years of Continuous Service.

5.03	Benefits Payable for Less Than 12 Months
Annual Retirement Income benefits that would be payable under Sections 5.01 and 5.02 for a period of less than 12 months if such benefits were payable as an annuity due to a Participant’s attainment of age 62 or death will be computed as if payable on a pro-rata basis, with months taken as a fraction of a year.
5.04      Payment Options
(a)    Election

Subject to applicable transition rules under guidance issued by the Treasury under section 409A of the Code, Participants will have 30 days following the earlier of January 1, 2005 or the date they are first eligible for the Plan to elect a form of distribution from among those available under Section 5.04(b).  Any subsequent change to that election shall be subject to the provisions of this paragraph (a), sub-parts (1), (2) and (3), as applicable.  In all other events, a Participant’ election is irrevocable.  Notwithstanding anything in the foregoing to the contrary, any Participant who elects to change his or her election must meet the following requirements, as applicable –
(1)	The election may not take effect until at least 12 months after it is made;
(2)
If the distribution relates to a Termination of Employment, the first payment that would be made pursuant to the election would be at least five years after the amount otherwise would have been distributed but for this election, except in the event of the Participant’s death; and

(3)	The election must be made at least 12 months before the first scheduled payment that would have been payable at a specified time or pursuant to a fixed schedule.
A Participant may not accelerate the time or schedule of any payment under the Plan, except as provided in guidance from the Treasury under Internal Revenue Code section 409A.
(b)	Optional Forms of Payment
(1)
Lump Sum Option  All benefits provided by the Plan shall be payable in a single lump sum payment, computed under the applicable provisions of Article V.  A Participant’s benefit is payable as a lump sum on the Effective Retirement Date (or as soon thereafter as reasonably possible), in a manner pursuant to a Participant’s election under Section 5.04(a) under an option identified in one of the following sub-paragraphs of this Section 5.04(b).  A lump sum benefit payable under the Plan to a Transition Participant shall be computed on the basis of the actuarially equivalent present value of such Transition Participant’s benefit under Article V based upon such actuarial assumptions as determined by the Committee.

(2)
Default Lump Sum Deferral Option  If the Participant fails to make an election under Section 5.04(a) then the Participant’s benefit shall be transferred upon the Participant’s Effective Retirement Date (or as soon thereafter as possible) to the Ashland Inc. Deferred Compensation for Employees (2005), or its successor, and held pursuant to the terms of such plan and shall thereafter be distributed in three annual payments beginning with the January 1 after the account is established in the Ashland Inc. Deferred Compensation for Employees (2005) (33 1/3% in the first year, 50% of the remaining amount in the second year and the remaining amount in the third year).  Notwithstanding the foregoing, if a Participant fails to make an election under this Plan, but does make an effective election for the distribution of a benefit under the Ashland Inc. Nonqualified Excess Benefit Pension Plan, then the distribution of the benefit hereunder shall be made in the same manner as the Participant had elected under the said plan.  In all events, a Participant who is a Specified Employee shall have the transfer or other distribution of his or her benefit which is made on account of a Termination of Employment commence on a date that is not earlier than six months after his or her Termination of Employment.

(3)
Lump Sum Payment Option  A Participant may elect to have his or her benefit paid as a single lump sum upon reaching his or her Effective Retirement Date.  The benefit pursuant to such an election shall be paid as soon thereafter as possible.  In all events, a Participant who is a Specified Employee shall have the distribution of his or her benefit which is made on account of a Termination of Employment commence on a date that is not earlier than six months after his or her Termination of Employment.

(4)
Elective Lump Sum Deferral Option  A Participant may elect to have his or her benefit transferred to the Ashland Inc. Deferred Compensation Plan for Employees (2005), or any successor thereto, as a single lump sum upon reaching his or her Effective Retirement Date, and held pursuant to the terms of such plan and thereafter distributed as provided thereunder.  The benefit pursuant to such an election shall be transferred as soon as possible after the Effective Retirement Date.  In all events, a Participant who is a Specified Employee shall have the transfer of his or her benefit which is made on account of a Termination of Employment commence on a date that is not earlier than six months after his or her Termination of Employment.

(5)
Time of Distribution or Transfer  Subject to the required delay of a distribution or transfer of a Plan benefit for a Participant who is a Specified Employee, the distribution or transfer of a benefit in the foregoing sub-paragraphs of this Section 5.04(b) shall be paid by the later of (i) the end of the calendar year in which occurs the Participant’s Effective Retirement Date or (ii) the 15th day of the third calendar month following the Participant’s Effective Retirement Date.

5.05.	Distribution Exceptions
Notwithstanding anything in the Plan to the contrary, the following shall apply to the distribution of benefits under the Plan:

(1)	Distribution shall be made pursuant to a domestic relations order as described in Section 7.04;
(2)
Distribution of a benefit shall be made in a single lump sum payment as soon as possible after a Participants Termination of Employment if the distribution, when added to the amount that would be payable from the Ashland Inc. Nonqualified Excess Benefit Pension Plan will not exceed the adjusted Code section 402(g) limit; and

(3)	Distribution may be made in the discretion of Ashland for any other permitted purpose under Treas. Reg. section 1.409A-3(j)(4)(ii)-(xiv).

5.06.  Survivor Benefits
For deaths occurring after the approval of this restatement, if a Participant with a vested benefit dies before his or her Effective Retirement Date, the benefit that would have been paid to the Participant had the Participant survived to his or her Effective Retirement Date shall be paid to the beneficiary designated by the Participant as elected by the Participant from those options made available by Ashland; provided, however, that the benefit must be completely distributed by the end of the fifth calendar year following the calendar year in which the Participant died.  In the absence of an election, the benefit shall be paid in January of the calendar year following the calendar year in which the Participant died.  If the Participant dies before he or she attained age 55 and before the sum of his or her age and years of Continuous Service equaled 80, the benefit payable hereunder shall be actuarially adjusted using the assumptions under the Pension Plan that applied at the time of the Participant’s death.
5.07	Participation in Other Benefits
After the Effective Retirement Date, a Participant may continue to participate in the benefits offered by Ashland to former Employee’s and retiree’s similarly situated to the Participant.  Ashland reserves all rights to change those benefits at any time, including the right to terminate them.  Except as otherwise expressly provided in this Plan, a Participant’s active participation in all employee benefit programs maintained by Ashland derived from his or her employment status with Ashland shall be discontinued.
ARTICLE V-A.    LIMITED TEMPORARY ENHANCED RETIREMENT PROGRAM BENEFIT.
5.01A   GENERAL.
For Participants whose Effective Retirement Date is March 1, 2007 (except as may otherwise be provided in Section 5.04A below), the retirement benefits payable under Article V shall be computed as modified under Section 5.03A below, provided that such Participants satisfy all of the requirements specified in Section 5.02A.  For purposes of this Article V-A, the limited enhanced retirement program benefit described herein is referred to as the Voluntary Severance Offer (VSO).

5.02A   ELIGIBILITY.
Subject to Section 3.01, the Employees who are eligible to have their benefits computed with the modifications described in Section 5.03A are those who would have been eligible for the pension benefit described in section 18.7B of the Pension Plan, but who are not so eligible because they are in pay classification band 21 or higher.
5.03A   ENHANCED BENEFIT.
Each Participant described in Section 5.02A(a) who elects an Effective Retirement Date of March 1, 2007 (or at the Delayed Effective Retirement Date under Section 5.04A), hereinafter called "Electing Participant", shall have his or her benefit computed under Section 5.01 or Section 5.02 (whichever is applicable) by adding 2 years to his or her Age and 2 years to his or her Service at the Effective Retirement Date (or at the Delayed Effective Retirement Date under Section 5.04A).  These additions to Age and Service shall apply for purposes of computing the single life annuity amount with regard to the Electing Participant; for purposes of any actuarial reduction for early commencement; and for purposes of applying the Section 2.08 definition of Effective Retirement Date to this Article V-A.  Notwithstanding anything to the contrary contained herein, when converting an Electing Participant's benefit to the lump sum payment option, the Electing Participant's actual age shall be used without reference to the additional 2 years.

5.04A            DELAYED EFFECTIVE RETIREMENT DATE.
Ashland reserves the right to require an Electing Participant or a Special Participant (as defined in Section 5.05A) to remain employed and delay his or her Effective Retirement Date (or other termination date) until, at the latest, to November 30, 2007 (hereinafter referred to as the "Delayed Effective Retirement Date").
(a)           If an Electing Participant's or Special Participant’s employment is terminated on or before his or her Delayed Effective Retirement Date by reason of discharge for cause, such Electing Participant or Special Participant shall not be entitled to any benefit computed under this Plan.
(b)           If an Electing Participant or Special Participant terminates employment by reason of death on or before his or her Delayed Effective Retirement Date, but after February 28, 2007, the benefit shall be determined as if he or she had the Delayed Effective Retirement Date on the day before death with any election of an optional form of benefit made by such Electing Participant or Special Participant given effect.
(c)           An Electing Participant or Special Participant who terminates employment on his or her Delayed Effective Retirement Date (except by reason of discharge for cause or death), shall have the benefit determined as provided under Section 5.03A by applying the rules contained therein to such Electing Participant or Special Participant at such Electing Participant's or Special Participant’s Delayed Effective Retirement Date; provided, however, that such Electing Participant's or Special Participant’s benefit, as so determined and payable effective as of the first of the calendar month immediately following the Delayed Effective Retirement Date, shall not be less than the amount of the benefit that would have been payable to such Electing Participant or Special Participant as of March 1, 2007.
5.05A   LIMITED TEMPORARY ENHANCED UNFUNDED PENSION BENEFIT
(a)           Persons described in paragraph (b) of this Section 5.05A who constitute a select group of management or highly paid employees shall be entitled to the applicable benefit described in paragraph (c) of this Section 5.05A.  Such benefit shall constitute an unfunded promise to be paid from the general assets of Ashland Inc., and the payment of such benefit shall have no priority with respect to the claims of unsecured general creditors of Ashland Inc.
(b)           The benefit described in paragraph (c) of this Section 5.05A shall be paid with respect to those persons who would be entitled to the enhanced benefit payment under section 18.7B of the Pension Plan but for the exception contained in section 18.7B (b)(2)(i) of such Pension Plan (relating to highly compensated employees and employees in pay code band 21 and above).  For purposes of the benefit described in paragraph (c) of this Section 5.05A, these persons shall be referred to as Special Participants.  Such designation includes individuals who are otherwise Participants in this Plan and individuals who would not otherwise have a benefit paid through this Plan.
(c)           The determination of the benefit payable under this paragraph (c) is different for Special Participants who, without the addition to age and service described in section 18.7B of the said Pension Plan and as of February 28, 2007, either (i) are age 55 or older; or (ii) have age and Continuous Service under the said Pension Plan equaling at least 80 (referred to as retirement eligible Special Participants) and Special Participants who require the addition to age and service described in section 18.7B of the said Pension Plan to fall within either clause (i) or (ii) as of February 28, 2007 (referred to as not retirement eligible Special Participants).
(1)  Retirement Eligible Special Participants.  For a retirement eligible Special Participant, the benefit payable under this paragraph (c) is calculated as the difference between two amounts calculated under the said Pension Plan.  This calculation is made as of the later of February 28, 2007 or the Delayed Termination Date (as defined in said Pension Plan).  This date is referred to as the Calculation Date.  The difference is between (i) the amount payable under the said Pension Plan on the Calculation Date adding the additional age and service pursuant to section 18.7B of said Pension Plan as though the retirement eligible Special Participant were eligible to receive the additional benefit described in said section 18.7B; and (ii) the amount payable under the said Pension Plan on the Calculation Date based on the retirement eligible Special Participant’s actual age and service.  This difference (which cannot be a negative number) is converted to an actuarially equivalent lump sum using the actuarial assumptions in the said Pension Plan, as determined by Ashland Inc., based on the actual age of the retirement eligible Special Participant.

(2)  Not Retirement Eligible Special Participants.  By definition, a not retirement eligible Special Participant cannot begin payments under the said Pension Plan because the not retirement eligible Special Participant is not eligible to commence benefits thereunder based on his or her actual age and service on the first of the month after the relevant Calculation Date.  To facilitate the commencement of a benefit equivalent to what could have been paid under the said Pension Plan had the not retirement eligible Special Participant actually been retirement eligible, such Special Participant will be offered an election to commence an equivalent benefit through this Plan, determined based on rules that would have applied under the said Pension Plan.  For this purpose, the not retirement eligible Special Participant’s actual age and service will be used.  Any such payments will only last through the end of the calendar month during which such Special Participant attains age 55.  Such Special Participant will then be able to make a separate election under the rules of the said Pension Plan for the benefit to commence payment from the said Pension Plan.  The not retirement eligible Special Participant is also entitled to a lump sum payment computed as the difference between (i) the amount payable under the said Pension Plan on the Calculation Date adding the additional age and service pursuant to section 18.7B of said Pension Plan as though the not retirement eligible Special Participant were eligible to receive the additional benefit described in said section 18.7B; and (ii) the amount payable under this Plan (as determined hereinabove) on the Calculation Date based on the not retirement eligible Special Participant’s actual age and service.  This difference (which cannot be a negative number) is converted to an actuarially equivalent lump sum using the actuarial assumptions in the said Pension Plan, as determined by Ashland Inc., but assuming that the not retirement eligible Special Participant had age and Continuous Service under the said Pension Plan that equaled 80 as of the Calculation Date and using such Special Participant’s actual age.
(3)  Payment of Lump Sum.  The lump sum amounts described in the preceding sub-paragraphs (1) and (2) are paid as soon as administratively feasible in January 2008, with certain exceptions that are described below.  Before the lump sum is paid, it will earn interest at the same rate and under the same terms that apply to the Retirement Growth Account benefit under the said Pension Plan.  The lump sum of a Special Participant who is also a Participant in this Plan shall be paid pursuant to the valid election such Participant has made for the rest of his or her benefit that is payable hereunder.  Additionally, payments shall comply with the provisions of Internal Revenue Code section 409A.  For purposes of computing any benefit under this Plan or the Ashland Inc. Nonqualified Excess Benefit Pension Plan that is coordinated with the said Pension Plan benefit, the lump sum payable under this paragraph (c) shall be considered to be part of the benefit payable under the said Pension Plan.  If a Special Participant dies before January 1, 2008, the death benefit that may be payable with respect to the benefit described in this Section 5.05A shall be based upon the Appendix A that is attached hereto and made a part of hereof, as interpreted and applied by Ashland Inc.
(d)           Elections by Special Participants for the benefit described in paragraph (c) of this Section 5.05A shall be made in such form and at such time as Ashland Inc., or its delegate, shall prescribe and such elections shall be subject to such rules and procedures, including the prior execution of a general release, as may be from time to time prescribed by Ashland Inc.

5.06A            Administration.
Ashland Inc. has plenary power and authority to interpret, administer and apply all provisions of the Plan relating to or associated with the VSO.  The provisions of this Article V-A were effective February 28, 2007.

ARTICLE VI.          CHANGE IN CONTROL.

Notwithstanding any provision of this Plan to the contrary, in the event of a Change in Control, an Employee who is deemed to be a Level I, II, III, IV or V Participant shall, in accordance with Section 3.03, automatically be deemed approved for participation under this Plan and shall be completely vested in his or her benefit.  Consistent with the applicable terms of Sections 5.01 and 5.02, such a Participant may, in his or her sole discretion, elect to retire prior to Age 62.  In addition, Ashland (or its successor after the Change in Control) shall reimburse an Employee for legal fees, fees of other experts and expenses incurred by such Employee if he or she is required to, and is successful in, seeking to obtain or enforce any right to payment pursuant to the Plan.  In the event that it shall be determined that such Employee is properly entitled to the payment of benefits hereunder, such Employee shall also be entitled to interest thereon payable in an amount equivalent to the prime rate of interest (quoted by Citibank, N.A. as its prime commercial lending rate on the latest date practicable prior to the date of the actual commencement of payments) from the date such payment(s) should have been made to and including the date it is made.  Notwithstanding any provision of this Plan to the contrary, the provisions of this Plan or any other plan of Ashland Inc. having a material impact on the benefits payable under this Plan may not be amended after a Change in Control occurs without the written consent of a majority of the Board who were directors prior to the Change in Control.

ARTICLE VII.	MISCELLANEOUS.
7.01
The obligations of Ashland hereunder constitute merely the promise of Ashland to make the payments provided for in this Plan.  No employee, his or her spouse or the estate of either of them shall have, by reason of this Plan, any right, title or interest of any kind in or to any property of Ashland.  To the extent any Participant has a right to receive payments from Ashland under this Plan, such right shall be no greater than the right of any unsecured general creditor of Ashland.

7.02
Full power and authority to construe, interpret and administer this Plan shall be vested in the Board or its delegate.  This includes, without limitation, the ability to make factual determinations, construe and interpret provisions of the Plan, reconcile any inconsistencies between provisions in the Plan or between provisions of the Plan and any other statement concerning the Plan, whether oral or written, supply any omissions to the Plan or any document associated with the Plan, and to correct any defect in the Plan or in any document associated with the Plan.  Decisions of the Board or its delegate shall be final, conclusive and binding upon all parties, provided, however, that no such decision may adversely affect the rights of any Participant who has been approved for participation in the Plan under the terms of Section 3.03 and whose benefit is determined under the terms of Section 5.01(d) or Section 5.02(b).
7.03
This Plan shall be binding upon Ashland and any successors to the business of Ashland and shall inure to the benefit of the Participants and their beneficiaries, if applicable.  Except as otherwise provided in Article VI, the Board or its delegate may, at any time, amend this Plan, retroactively or otherwise, but no such amendment may adversely affect the rights of any Participant who has been approved for participation in the Plan except to the extent that such action is required by law.

7.04
Except as otherwise provided in Section 5.04 and in connection with a division of property under a domestic relations proceeding under state law, no right or interest of the Participants under this Plan shall be subject to involuntary alienation, assignment or transfer of any kind.  A Participant may voluntarily assign the Participant’s rights under the Plan.  Ashland, the Board, the Committee and any of their delegates shall not review, confirm, guarantee or otherwise comment on the legal validity of any voluntary assignment.  Ashland and its delegates may review, provide recommendations and approve submitted domestic relations orders using procedures similar to those that apply to qualified domestic relations orders under the qualified pension plans sponsored by Ashland.  A domestic relations order intended to assign a benefit hereunder to a former spouse of a Participant must be delivered to the Company.  The Company will review the order to determine if it is qualified.  Upon notification by the Company that the order is qualified, the spouse will be able to elect a distribution of the assigned benefit by the end of the fifth calendar year following the calendar year during which the Company notifies the former spouse that the order is qualified.  In all events, the entire assigned benefit must be distributed by the end of the fifth calendar year following the calendar year during which the Company notifies the former spouse that the order is qualified.  Notwithstanding anything in the Plan to the contrary, if an assigned benefit is equal to or less than the adjusted Code section 402(g) limit it shall be distributed to the former spouse as soon as administratively possible.  The amount of assigned benefits shall be calculated in a manner consistent with the table summary attached hereto and incorporated herein as Appendix B.  The Company may prescribe procedures that are consistent with this Section 7.04 and applicable law to implement benefit assignments pursuant to qualified orders.

7.05	This Plan shall be governed for all purposes by the laws of the Commonwealth of Kentucky.

7.06
If any term or provision of this Plan is determined by a court or other appropriate authority to be invalid, void, or unenforceable for any reason, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.07
(a)       Initial Claim – Notice of Denial.  If any claim for benefits (within the meaning of section 503 of ERISA) is denied in whole or in part, Ashland (which shall include Ashland or its delegate throughout this Section 7.07) will provide written notification of the denied claim to the Participant or beneficiary, as applicable, (hereinafter referred to as the claimant) in a reasonable period, but not later than 90 days after the claim is received.  The 90-day period can be extended under special circumstances.  If special circumstances apply, the claimant will be notified before the end of the 90-day period after the claim was received. The notice will identify the special circumstances.  It will also specify the expected date of the decision.  When special circumstances apply, the claimant must be notified of the decision not later than 180 days after the claim is received.

The written decision will include:

(i)                      The reasons for the denial.
(ii)                      Reference to the Plan provisions on which the denial is based.  The reference need not be to page numbers or to section headings or titles.  The reference only needs to sufficiently describe the provisions so that the provisions could be identified based on that description.
(iii)                      A description of additional materials or information needed to process the claim.  It will also explain why those materials or information are needed.
(iv)                      A description of the procedure to appeal the denial, including the time limits applicable to those procedures.  It will also state that the claimant may file a civil action under section 502 of ERISA (ERISA – §29 U.S.C. 1132).  The claimant must complete the Plan’s appeal procedure before filing a civil action in court.

If the claimant does not receive notice of the decision on the claim within the prescribed time periods, the claim is deemed denied.  In that event the claimant may proceed with the appeal procedure described below.
(b)
Appeal of Denied Claim.  The claimant may file a written appeal of a denied claim with Ashland in such manner as determined from time to time.  Ashland is the named fiduciary under ERISA for purposes of the appeal of the denied claim.  Ashland  may delegate its authority to rule on appeals of denied claims and any person or persons or entity to which such authority is delegated may re-delegate that authority.  The appeal must be sent at least 60 days after the claimant received the denial of the initial claim.  If the appeal is not sent within this time, then the right to appeal the denial is waived.

The claimant may submit materials and other information relating to the claim.  Ashland will appropriately consider these materials and other information, even if they were not part of the initial claim submission.  The claimant will also be given reasonable and free access to or copies of documents, records and other information relevant to the claim.

Written notification of the decision on the appeal will be delivered to the claimant in a reasonable period, but not later than 60 days after the appeal is received.  The 60-day period can be extended under special circumstances.  If special circumstances apply, the claimant will be notified before the end of the 60-day period after the appeal was received. The notice will identify the special circumstances.  It will also specify the expected date of the decision.  When special circumstances apply, the claimant must be notified of the decision not later than 120 days after the appeal is received.

Special rules apply if Ashland designates a committee as the appropriate named fiduciary for purposes of deciding appeals of denied claims.  For the special rules to apply, the committee must meet regularly on at least a quarterly basis.

When the special rules for committee meetings apply the decision on the appeal must be made not later than the date of the committee meeting immediately following the receipt of the appeal.  If the appeal is received within 30 days of the next following meeting, then the decision must not be made later than the date of the second committee meeting following the receipt of the appeal.

The period for making the decision on the appeal can be extended under special circumstances.  If special circumstances apply, the claimant will be notified by the committee or its delegate before the end of the otherwise applicable period within which to make a decision.  The notice will identify the special circumstances.  It will also specify the expected date of the decision.  When special circumstances apply, the claimant must be notified of the decision not later than the date of the third committee meeting after the appeal is received.

In any event, the claimant will be provided written notice of the decision within a reasonable period after the meeting at which the decision is made.  The notification will not be later than 5 days after the meeting at which the decision is made.

Whether the decision on the appeal is made by a committee or not, a denial of the appeal will include:

(i)	The reasons for the denial.
(ii)
Reference to the Plan provisions on which the denial is based.  The reference need not be to page numbers or to section headings or titles.  The reference only needs to sufficiently describe the provisions so that the provisions could be identified based on that description.

(iii)	A statement that the claimant may receive free of charge reasonable access to or copies of documents, records and other information relevant to the claim.
(iv)
A description of any voluntary procedure for an additional appeal, if there is such a procedure.  It will also state that the claimant may file a civil action under section 502 of ERISA (ERISA – §29 U.S.C. 1132).

If the claimant does not receive notice of the decision on the appeal within the prescribed time periods, the appeal is deemed denied.  In that event the claimant may file a civil action in court.  The decision regarding a denied claim is final and binding on all those who are affected by the decision.  No additional appeals regarding that claim are allowed.

APPENDIX A

See Section 5.05A(c)(3).

Form of Benefit Payment under Pension Plan	Manner of Paying the Enhanced Pension through the SERP
Straight Life Annuity
The sum of the difference between the monthly payments under the elected benefit option using the additional two years age/service and the monthly payments under the elected benefit option not using the additional two years age/service from the Calculation Date through the month of death in 2007 is paid in a lump sum to the employee’s estate.  That amount will earn the applicable amount of interest until paid.  Payment will not occur before 2008.

Life 10-Year Term Certain Annuity
The sum of the difference between the monthly payments under the elected benefit option using the additional two years age/service and the monthly payments under the elected benefit option not using the additional two years age/service from the Calculation Date through the month of death in 2007.  The payment will be to the beneficiary as would be determined under the Ashland Pension Plan.  That amount will earn the applicable amount of interest until paid.  Payment will not occur before 2008.

Survivor Annuity (including qualified joint and survivor annuity)	The lump sum that would have been paid had the employee survived is paid to the designated survivor annuitant in January 2008. That amount will earn the applicable amount of interest until paid.
Survivor Annuity (including qualified joint and survivor annuity) assuming neither survives to January 2008
The sum of the difference between the monthly payments under the elected benefit option using the additional two years age/service and the monthly payments under the elected benefit option not using the additional two years age/service from the Calculation Date through the month of death in 2007.  The payment will be to the estate of the last to die between the employee and the designated survivor annuitant.  If the deaths were simultaneous or the order of death was otherwise unable to be determined, then the payment would be to the employee’s estate.  That amount will earn the applicable amount of interest until paid.  Payment will not occur before 2008.

APPENDIX B

Actuarial Assumptions for SERP/Excess Plan for Domestic Relations Orders*

Employee Base Salary Pay Band	Employee Age	Former Spouse’s Age	Actuarial Assumptions
≥ 23**	≥ Effective Retirement Date*** if had terminated on date the order is approved	≥ Employee’s age at Effective Retirement Date*** if employee had terminated on date the order is approved	No actuarial adjustment
≥ 23**	Employee or former spouse or both < above age on date the order is approved	Employee or former spouse or both < above age on date the order is approved	Use Ashland Pension Plan assumptions that would apply to employee under the Pension Plan
21, 22 (23)**	≥ 62	≥ 62	No actuarial adjustment
21, 22 (23)**	Employee or former spouse or both < above age on date the order is approved	Employee or former spouse or both < above age on date the order is approved	Use Ashland Pension Plan assumptions that would apply to employee under the Pension Plan
* The Excess Plan would rarely be affected because, at least for those employees still under the traditional qualified pension plan formula, it is truly unknown whether a benefit is payable under the Excess Plan until the employee actually terminates employment.  Therefore, for an employee covered under the traditional qualified pension plan formula, the Excess Plan could only be subject to an order that is entered after the employee terminated employment.  Employees in the RGA formula have a determinable Excess Plan benefit each year because it is known each year whether they have missed contribution credits due to base compensation exceeding the Code §401(a)(17) limit.  Any actuarial adjustments to the Excess Plan benefit would use the applicable adjustments from the qualified pension plan.

**Band 23 employees under the old formula are treated the same as bands 21 and 22 employees.

***The Effective Retirement Date is the earliest date the employee could elect to commence SERP payments if the employee had actually terminated from employment.